Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

ACS Investors:	ACS Media:
Kirsten Chapman / David Barnard, CFA Lippert/Heilshorn & Associates (415) 433-3777 david@lhai-sf.com	Meghan Stapleton Director, Corporate Communications (907) 297-3000 meghan.stapleton@acsalaska.com

Alaska Communications Systems Announces $115 Million Interest Rate Swap Agreement

Fixes Rates on the Remainder of its $375 Million Term Loan

ANCHORAGE, Alaska, February 09, 2006 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today announced the execution of a $115 million notional amount floating-to fixed interest rate swap agreement related to its $375 million term loan under a senior secured bank credit facility the company entered into on February 1, 2005.

The swap effectively fixes the rate on $115 million principal amount of senior secured bank debt at 4.96% through December 2011. The company had previously entered into interest rate swaps for a notional amount of $260 million, and this transaction fixes the rates on its entire $375 million term loan.

David Wilson, ACS senior vice president and chief financial officer, stated, “Shareholders’ interests are best served by reducing interest rate risk from our business through cost effective means. Taking advantage of current market conditions, we have fixed interest rates on the remaining portion of our term loan by executing a new rate swap at only 24 basis points over the current 3-month London Inter-Bank Offer Rate (LIBOR). As a result, we have reduced exposure to higher interest rates, and secured an attractive rate through December 31, 2011, on the remainder of our term loan.”

About Alaska Communications Systems
ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company’s financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. For further information regarding risks and uncertainties associated with ACS’ business, please refer to the company’s SEC filings, including, but not limited to, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2004 and the company’s Form 10-Q for the quarter ended September 30, 2005, and “Risk Factors” in the company’s current report on Form 8-K dated November 30, 2005. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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